OPTION AGREEMENT

THIS AGREEMENT is dated for reference this 7th day of July, 2006.

BETWEEN:

Xemplar Energy Corp. having a business office located at 3465 Commercial Street, Vancouver, British Columbia, V5N 4E8,

(the "Optionor")

OF THE FIRST PART

AND:

Garuda Ventures Canada Inc. having a business office located at #502 – 1978 Vine Street, Vancouver, BC., V6K 4S1,

(“Garuda”)

OF THE SECOND PART

WHEREAS:

A. The Optionor wishes to grant Garuda an option to earn and acquire from the Optionor an undivided 70% interest in the Optionor’s interest in certain mining claims known collectively as the Corhill Property located on NTS 86-K-14 and 86-K-15 and straddling the Northwest Territories / Nunavut Territory border. The property is approximately 312 miles NNW of Yellowknife and 90 miles SW of Kugluktuk (Coppermine) more particularly described in Schedule "B" attached hereto (including, without limitation, all prospecting, research, exploration, exploitation, operating and mining permits, licenses and leases associated therewith), and subject to a 2% net smelter return described in Schedule “A” hereto (the “Net Smelter Return), (collectively and hereinafter referred to as the "Property").

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of one dollar ($1.00) paid by Garuda to the Optionor (the receipt and sufficiency of which is acknowledged by the Optionor) and the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

INTERPRETATION

1.	This Agreement supersedes all prior understandings and agreements between the parties hereto, whether verbal or written.

1.1

In this Agreement, the following words, phrases and expressions shall have the following meaning, except that if an identical word, phrase or expression is defined in this Agreement, the definition of that word, phrase or expression shall be restricted to this Agreement, as the case may be, in which it appears:

(a)

"Affiliate" shall mean a corporation, which is affiliated with another corporation, and for the purposes hereof, corporations are affiliated if one of them is the subsidiary of the other, or both are subsidiaries of the same corporation, or each of them is controlled by the same person. A corporation is a subsidiary of another corporation if it is controlled by (i) that other corporation, (ii) that other corporation and one or more corporations, each of which is controlled by that other corporation, or (iii) 2 or more corporations, each of which is controlled by that other corporation, or (iv) it is a subsidiary of a subsidiary of that other corporation. A corporation is controlled by a person if shares of the corporation carrying more than 50% of the votes for the election of directors are held, other than by way of security only, by or for the benefit of that person, and the votes carried by the shares are sufficient, if exercised, to elect a majority of the directors of the corporation

(b)	"Execution Date" shall mean the date that this Agreement is executed by all parties hereto;

(c)

"Expenditures" shall mean all expenses and obligations of whatever kind spent or incurred directly or indirectly by Garuda from the date hereof, in connection with the exploration and development of the Property, including, without limiting the generality of the foregoing, moneys expended in maintaining the Property in good standing; in applying for and securing all permits and rights with respect thereto and with respect to undertaking work thereon; moneys expended toward all taxes, fees and rentals; moneys expended in doing and filing assessment work; expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring, geophysical, geochemical and geological surveying, diamond drilling and drifting, raising and other underground work, assaying and metallurgical testing and engineering, environmental studies, data preparation and analysis, submissions to government agencies; in acquiring facilities; in paying the fees, wages, salaries, travelling expenses, and fringe benefits (whether or not required by law) of all persons engaged in work with respect to the Property; in paying for the food, lodging and other reasonable needs of such persons; and including a charge in lieu of overhead, management and other unallocatable costs equal to fifteen (15%) percent of all such expenditures;

(d)	"Interest" shall mean an undivided seventy percent (70%) earned interest in the Property;

(e)

“Joint Operating Agreement” shall mean the Form 5 of the Rocky Mountain Mineral Law Foundation as amended from time to time, except for those provisions set out under the heading 'Formation of Joint Venture’;

(f)	“Joint Venture" shall mean the joint venture to be formed upon the Participation Date between Garuda and the Optionor with regard to the Property;

(g)	"Net Smelter Return" shall mean a 2% royalty in favour of Kalac Holdings Ltd., Trevor Teed and Lane Dewar as calculated and paid in accordance with Schedule "A";

(h)	"Option" shall mean the sole and exclusive right and option of Garuda to earn the Interest;

(i)	"Option Price" shall mean the completion of those obligations in accordance with the terms hereof in order to exercise the Option in respect of the Property.

(j)	"Option Period" shall mean the period during which the Option may be exercised, and will commence on upon the Execution Date;

(k)	"Participant" shall mean each of Garuda and the Optionor;

(l)	"Participation Date" shall mean the date of exercise of the Option by Garuda in respect of the Property;

(m)

"Property" shall mean certain mining claims known collectively as the Corhill Property located on NTS 86-K-14 and 86-K-15 and straddling the Northwest Territories / Nunavut Territory border, approximately 312 miles NNW of Yellowknife and 90 miles SW of Kugluktuk (Coppermine) more particularly described in Schedule "B" attached hereto;

(n)	"Shares" shall mean 2,000,000 common shares of Garuda Capital Corp., the wholly owning parent corporation of Garuda;

(o)	"this Agreement" refers to and collectively includes this Agreement, the recitals hereto and every Schedule attached to this Agreement;

OPTION

2.

Subject to the 2% Net Smelter Return the Optionor grants to Garuda the sole and exclusive option (the "Option") free and clear of all liens, charges, encumbrances, claims, rights or interest of any person to earn an undivided seventy percent (70%) earned interest in the Property by making the following payments and incurring exploration expenditures (collectively, the “Option Price”) set out at sub-paragraphs 2(a), 2(b) and 2(c) below.

The Option is an option only and nothing in this Agreement shall obligate Garuda to pay any amount or incur any expenditures except for the payments under sub-paragraphs 2(b) and 2(c).

	(a)	Garuda will arrange for the issuance to the Optionor of the Shares within 5 business days of the Execution Date;

	(b)	Garuda will make a payment of $50,000 to the Optionor within 5 business days of the Execution Date; and,

	(c)	Garuda will incur no less than $1,500,000 of exploration expenditures on the Property, as follows:

(i) $300,000 on or before 180 days from the Execution Date;

(ii) an additional $500,000 on or before the second anniversary of the Execution Date; and

(iii) $700,000 on or before the third anniversary of the Execution Date.

3

The Shares will be “restricted shares” pursuant to Rule 144 of the US Securities Act of 1933 (the "US Securities Act"). Garuda will make its best efforts to register the shares pursuant to a registration statement on or before the first anniversary of the Execution Date. If Garuda has failed to register the Shares on or before the first anniversary of the Execution Date, the Optionor shall have the option of returning the Shares to Garuda for cancellation, in which case Garuda shall make a payment of US$200,000.00 to the Optionor within two weeks of the delivery of written notice by the Optionor to return the Shares to the Optionee for cancellation, failing which this Agreement and the Option shall each terminate automatically without further formality and have no force or effect.

4.	Garuda:

	(a)	may exercise the Option in respect of the Property by making the payments and incurring the exploration expenditures that are the Option Price as set out and defined in section 2 hereof and incurring the minimum amount of Expenditures to maintain the Property in good standing with applicable mining authorities;

(b)

may accelerate the Expenditures, and any Expenditures made towards the Option Price that are over and above that required to be made during the relevant time period shall be carried forward and applied against the Option Price payable in the subsequent period(s);

(c)	at all times during the term of this Agreement, shall have the right to abandon the Property. Further:

	(i)	to abandon the Property it shall give written notice to the Optionor and give back to the Optionor or whomever it appoints access to the Property;

(ii)

a notice of abandonment of the Option to acquire an interest in the Property must be given with at least 60 days prior notice to any of the anniversaries of the Execution Date, in which case, the Expenditures obligation for said year will not be enforceable. However, if the notice of abandonment of the Option to acquire the Property is not given within the abovementioned 60-day period, the Expenditures obligation for that year shall be enforceable against Garuda;

(iii)

in case that the amount of Expenditures is not sufficient to cover the Expenditures for a specific year and the notice of abandonment is not given within the aforementioned 60 day period, the balance shall be paid in cash to the Optionor; and

	(iv)	all payments made to the Optionor shall be non-refundable to Garuda.

Obligations of Garuda During the Option Period

5.	During the currency of the Option:

(a)

Garuda shall be the operator of the Property and will have the full right to enter on and to do all work on the Property as Garuda determines to be appropriate, subject to compliance with applicable law. "Operator" is defined as the party responsible for managing and carrying out mineral exploration and development operations. Exploration means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of all ores, minerals and mineral resources produced under this Agreement, including but not limited to additional drilling required after discovery of potentially commercial mineralization, and including related environmental compliance. Development means all preparation (other than exploration) for the removal and recovery of all ores, minerals and mineral resources produced under this Agreement, including construction and installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of all ores, minerals and mineral resources, and all related environmental compliance;

(b)

The Optionor and its representatives authorized in writing will have the right, at their own expense and risk, of access to and the right to inspect the Property and the data obtained therefrom, and to copy all data derived from work thereon, provided that such rights may only be exercised in a manner which does not unduly interfere with the activities of Garuda on the Property and that the Optionor will indemnify Garuda from and against all liabilities which may be incurred in connection with the exercise of such right of access;

(c)

In order for Garuda to maintain the Option in good standing and be able to exercise it, Garuda shall keep the Property in good standing, in compliance with all applicable laws and rules thereto, including without limitation, incurring the cost of converting such of the Property into full exploration licence, payment of surface rights and filing the work commitments as provided in the Northwest Territories and Nunavut Territory mining laws and rules thereto, comply with environmental and use and disposal of water laws and rules thereto, and perform all works in such a manner to keep the Property in good standing and to maintain their value. Garuda shall conduct exploration and development programs on the Property described below;

(d)

Garuda will prepare and deliver to the Optionor written quarterly progress reports of the work completed in the last calendar quarter and presently in progress and results obtained, comprehensive annual reports on or before January 31 of each year covering the activities hereunder and results obtained during the calendar year ending on December 31st immediately preceding, accompanied by copies of all data, reports and other information on or with respect to the Property not already provided to the Optionor and, during periods of active field work, timely current reports and information on any material results obtained, accompanied by copies of all relevant data, reports and other information concerning such results, including those necessary to permit each of the Optionor and Garuda to meet its continuous disclosure obligations under applicable securities laws;

(e)

Garuda will pay, when due and payable, all wages or salaries for services rendered in connection with the Property and all accounts for materials supplied on or in respect of any work or operations performed in connection therewith;

(f)

Garuda will conduct all work on or with respect to the Property in a careful and workman- like manner, following reasonable and prudent geological exploration methods and approaches, and in compliance with all applicable laws; and

(h)

Except with regard to services provided by the Optionor or their affiliates, Garuda will obtain and maintain, and cause any contractor or subcontractor engaged hereunder by Garuda to obtain and maintain, adequate insurance and will procure that the Optionor is named as an additional insured in respect of all such policies.

TERMINATION OF OPTION

6.	The Option shall automatically terminate, and no longer be capable of exercise, and Garuda shall have lost all right to acquire the Interest, upon the occurrence of any of the following events:

(a)

Garuda failing to incur the amount of Expenditures required by section 2 on or before the required dates (subject to the delivery of the required Expenditure certificate(s) and the outcome of any arbitration proceedings in connection therewith), provided that in the event that a determination is made pursuant to arbitration proceedings that Garuda has failed to comply with subsection 2, Garuda shall be allowed 30 days from the date of the determination to pay the amount of any shortfall directly to the Optionor;

	(b)	Garuda failing to allot and issue any of the Shares as and when required under section 2; or

	(c)	Garuda making default in the performance of any other obligation of Garuda hereunder as and when required, which default is not cured:

	(i)	in the case of a default involving the payment of monies, within (5) business days,

(ii)

in the case of any other default, within thirty (30) days after receipt of notice of such default from the Optionor, provided that if any such default (other than with respect to the payment of monies) is, by its nature, not able to be cured within a thirty (30) day period, and Garuda commences reasonable steps to begin to cure such default within the thirty (30) day period specified herein, Garuda shall be allowed such additional time (not exceeding sixty (60) days) as may be reasonably required to cure such default so long as it assiduously proceeds with the curing of such default during such period.

7.

In the event that Garuda makes an assignment for the benefit of its creditors or is declared bankrupt or makes an authorized assignment or a receiver is appointed under the Bankruptcy and Insolvency Act (Canada) or a receiver or receiver-manager of all or any part of the property of Garuda is appointed, the Option shall automatically terminate unless Garuda provides 30 days written notice of the occurrence of such event and unless Garuda has assigned its obligations under this Agreement within 120 days of the occurrence of such event to a party on terms and conditions no less favourable than those described hereunder acceptable to the Optionor, which acceptance shall not be unreasonably withheld.

OBLIGATIONS OF GARUDA UPON TERMINATION OF THE OPTION

8.	Upon the termination of the Option for any reason whatsoever other than the exercise thereof by Garuda in accordance with the provisions of this Agreement, Garuda will:

(a)

leave the Property in good standing for a period of not less than 6 months under the Northwest Territories and Nunavut Territory mining laws and rules as at the effective date of termination, free and clear of all liens, charges, and encumbrances arising from operations by or on behalf of Garuda, and in a safe and orderly condition and in a condition which is in compliance with all applicable laws including, without limitation, with respect to reclamation and rehabilitation and including the clean-up and removal of any hazardous waste from the Property;

(b)

deliver to the Optionor, within sixty (60) days of termination a full report on all work carried out by or on behalf of Garuda on the Property and all results relating thereto and any interpretations, models, or assessments in respect thereof, copies of all reports, studies, and assessments prepared by or on behalf of Garuda with respect to work on or for the benefit of the Property not already provided to the Optionor, copies of all drill logs, assay results, maps, field notes, sections, and other technical or interpretive data generated or compiled by or on behalf of Garuda with respect to the Property and work thereon hereunder, and will make available for delivery to the Optionor, at the place of storage, all available samples, drill chips, core and cuttings, sample rejects and pulps, and any other physical material removed by or for Garuda from the Property;

	(c)	comply with all obligations and make all payments accrued (including any taxes or similar payments) as of the date of termination with respect to the Property;

(d)

unless otherwise specified by the Optionor, remove from the Property, within three (3) months of the effective date of termination, all machinery, equipment, supplies and facilities erected, installed, or brought upon the Property by or at the instance of Garuda.

REGISTRATION OF INTEREST

9.

Immediately upon the exercise of the Option of any or all of the Property by Garuda, Garuda shall forthwith receive registration documentation duly executed for the registration of its interest in the Property.

FORMATION OF JOINT VENTURE

10.	Upon exercise of the Option, the parties hereto (the “Participants”) shall form a joint venture (the “Joint Venture”), with Garuda as the initial designated operator of the Property

11.

The Joint Operating Agreement will incorporate the terms and principles set forth under the heading ‘Formation of Joint Venture’. In addition, when determining the terms and conditions of the Shareholders Agreement, the Participants shall, to the extent reasonably practicable and consistent with the terms of this Agreement, take into due consideration the Canadian tax, corporate and accounting effects upon the Participants with a view to securing the most beneficial structure to the Participants as a whole. Each of Garuda and the Optionor will, following the second anniversary of the date of execution of this Agreement, negotiate in good faith to settle the form of the Joint Operating Agreement and, upon agreement being reached on the form thereof, such Joint Operating Agreement will be added as a schedule to this Agreement. If the parties are unable to agree on the form of the Joint Operating Agreement within such time, any outstanding issues will be referred to arbitration in accordance with the provisions of this Agreement.

12.	The Joint Operating Agreement shall provide that:

(a)	the affairs of the Participants shall be structured and governed in a manner consistent with the Joint Operating Agreement, and, to the extent practicable under the laws of the Northwest Territories and Nunavut Territory, operations will be carried out substantially as set forth in the Joint Operating Agreement, as modified by the provisions herein and as may be agreed by the Participants;

b)	After the formation of the Joint Venture, each Participant shall be responsible for its pro rata share (based on its percentage interest at the exercise of the Option pursuant to which such expenditures are incurred) of all Joint Venture Expenditures (which Expenditures shall only be incurred pursuant to budgets and work programs proposed by the operator and approved by the Participants) incurred under programs in which it has elected to participate;

c)	If a Participant elects to not to contribute to an approved work program and budget, its interest in the Joint Venture will be diluted in accordance with this Section 5.1 herein;

d)	If a Participant elects to contribute, but fails to do as and when required and does not remedy such failure within thirty (30) days of such failure, not only will its interest in the Joint Venture be diluted, but it shall have lost the right to contribute to any further work programs and budgets;

e)	Notwithstanding the adoption of a program and budget, a Participant may elect to participate in the approved program and budget:

	i)	in proportion to its respective interest;

	ii)	in some lesser amount than its respective interest; or

	iii)	not at all;

f)

In the event that a Participant elects to participate in some lesser amount than its respective interest or not at all in a program and budget, such Participant’s beneficial interest in the Property shall be recalculated as provided in this Section 5.1, with dilution effective as of the first day of the subject program and budget;

g)

If a Participant fails to so notify the other Participant of the extent to which it elects to participate, such Participant shall be deemed to have elected to contribute to such program and budget in proportion to its respective interest as of the beginning of the program period;

h)

If a Participant elects to contribute, but fails to do so as and when required and does not remedy such failure within ninety (90) days of such failure, its interest in the Joint Venture shall be recalculated as provided in this Section 5.1 and it shall have lost the right to contribute to any further work programs and budgets;

i)

If a Participant elects to contribute to a program and budget some lesser amount than in proportion to its respective interest, or not at all, and the other Participant elects to fund all or any portion of the deficiency, the decreased or non-participating Participant’s interest in the Joint Venture shall be diluted, and the interest of the other Participant in the Joint Venture will be correspondingly increased, so that at any time the interest of a party in the Joint Venture will be equal to:

(Actual Contributions of Participant since Participation Date + Deemed Contributions of such participant) x 100%

(Sum of Total Actual Contributions of all Participants since Participation Date + Total Deemed Contributions of all Participants)

with the percentage rounded to the nearest 2 decimal places;

j)	The Deemed Contributions of the Participants will be:

	(a)	for the Optionor it will be equal to 30% of $1,500,000 being $450,000

	(b)	for Garuda it shall be $1,050,000;

k)

If a Participant defaults in making a contribution or cash call required by an adopted program and budget, the non-defaulting Participant may, but shall not be obligated to, advance some portion or all of the amount in default on behalf of the defaulting Participant (a "Cover Payment");

l)

Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the rate to be determined between the parties. If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments. The failure to repay such loan upon demand shall be a default;

m)

If the interest of a Participant in the Joint Venture is reduced to 10% percent or less, the interest of such Participant in the Joint Venture will be transferred to the Joint Venture in exchange for a net smelter return of 3% calculated in accordance with Schedule "A";

n)

Nothing contained in this Agreement shall be deemed to constitute either party the partner of the other, or, except as otherwise herein expressly provided, to constitute either party the agent of the other, or to create any fiduciary relationship between them. The parties hereto do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership. Neither party, nor any of its agents, shall act for or assume any obligation or responsibility on behalf of the other party, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the parties hereto shall be several and not joint or collective;

(m) a Participant's interest is assignable under the terms and conditions described below.

13.

Further, so long as Garuda holds an interest in the Property, Garuda shall have a first right of refusal with regard to the purchase of the 30% interest held by the Optionor (the "Interest") as follows:

	(a)	the Optionor shall provide notice in writing (the "Transfer Notice") to Garuda of its desire to transfer such Interest;

(b)

the Transfer Notice shall specify the consideration, the terms of payment, the third party to whom the Optionor is proposing to transfer such Interest, if determined, and any other material information with respect to the proposed transfer;

(c)

if the consideration to be paid for the transfer of the Interest is consideration other than cash the Transfer Notice shall contain the Optionor good faith estimate of the cash equivalent of the non-cash consideration (the "Non-Cash Price");

(d)

Garuda shall notify the Optionor within 30 days from the date of its receipt of the Transfer Notice whether it is willing to purchase such Interest on the terms and conditions contained in the Transfer Notice and, if applicable, its agreement with the Non-Cash Price; and

(e)

if Garuda fails to notify the Optionor of its intention to purchase the Interest within the 30- day period or fails to pay the consideration to the Optionor, the Optionor shall be at liberty for a period of 60 days from the end of the applicable period to complete the transfer of the Interest as provided for in the Transfer Notice. If the transfer of the Interest is not completed within the aforesaid 60 day period, any further transfer of the Interest shall be subject to the terms of this paragraph.

NO PARTNERSHIP

14.

Nothing contained in this Agreement shall be deemed to constitute either party the partner of the other, or, except as otherwise herein expressly provided, to constitute either party the agent of the other, or to create any fiduciary relationship between them. The parties hereto do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership. Neither party, nor any of its agents, shall act for or assume any obligation or responsibility on behalf of the other party, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the parties hereto shall be several and not joint or collective.

REPRESENTATIONS, WARRANTIES AND COVENANTS

15.	The Optionor represents and warrants to Garuda that, as of the date of this Agreement:

	(a)	the Optionor is the legal and beneficial owner of the Property;

	(b)	all of the concessions comprising the Property have been acquired in accordance with and are in good standing pursuant to the laws of Northwest Territories and the laws of Nunavut Territory;

	(c)	the Optionor has the sole and exclusive right to deal with the Property in the manner provided in this Agreement;

	(d)	the Optionor has the full power and authority to execute and deliver this Agreement and to fulfil its obligations provided for by this Agreement;

(e)

there are no outstanding agreements or options to acquire or purchase any interest in any of the Property, or to explore, develop or exploit any part thereof other than the terms of the Property Acquisition Agreement between the Optionor (formerly Consolidated Petroquin Resources Limited) and Kalac Holdings Ltd, Trevor Teed and Lane Dewar (the “ Kalac Agreement”), granting a 2% net smelter returns and no person has other interest whatsoever in the Property or any production therefrom;

(f)

the Optionor has delivered to or made available for inspection by Garuda all existing data in its possession or control, and true and correct copies of all leases or other contracts, relating to the Property;

	(g)	with respect to the Property, to the best of the Optionor's information and knowledge, there are no pending or threatened actions, suits, claims or proceedings,; and

	(h)	except as to matters otherwise disclosed herein, to the best of the Optionor's information and knowledge,

(i)

the conditions existing on or with respect to the Property and its ownership and operation of the Property are not in violation of any laws (including without limitation any environmental laws), nor causing or permitting any damage or impairment to the health, safety, or enjoyment of any person at or on the Property or in the general vicinity of the Property;

(ii)

there have been no past violations by it or by any of its predecessors in title of any environmental laws or other laws affecting or pertaining to the Property, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Property ("Environmental Damage"); and

(iii)	the Optionor has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any laws.

16.	Garuda represents and warrants to the Optionor that, as of the date of this Agreement:

(a)

the common shares of its parent company, Garuda Capital Corp. are listed and posted for trading on the OTC.BB Exchange and it is in good standing with the Securities Exchange Commission and the laws of the United States and British Columbia;

17.	Garuda and the Optionor each warrant and represent to the other that, as of the date of this Agreement:

(a)

it is a corporation duly organized and in good standing in its jurisdiction of incorporation and is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

(b)

it has the capacity to enter into and perform this Agreement and all transactions contemplated herein, including the Option, and it has obtained all required consents, approvals and authorizations required from its directors and from any surface and mineral rights owner, and all other actions required to authorize it to enter into and perform this Agreement have been properly taken;

	(c)	it will not breach any other agreement or arrangement by entering into or performing this Agreement or by the exercise of the Option;

	(d)	it is not subject to any governmental order, judgment, decree, debarment, sanction or laws that would preclude the permitting or implementation of mining operations under this Agreement; and

(e)

this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms, subject to laws of general application with respect to creditor rights and the discretionary nature of equitable remedies.

18.

Each of the parties hereto represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other party in order to prevent the representations and warranties in this Agreement from being materially misleading.

19.

Each of the parties acknowledges that the other has relied and will rely upon the accuracy of its respective representations and warranties contained in sections 16, 17 and 18, which representations and warranties shall constitute fundamental terms of this Agreement.

20.	The Optionor covenants with Garuda that, during the Option Period: it shall:

	(a)	not take any action whereby the Property will become subject to:

(i) any lien, charge or encumbrance (other than pursuant to this Agreement),

(ii) any action, suit, proceeding or claim by any person or party (other than Garuda), or

(iii) any environmental damage;

	(b)	deliver to Garuda, upon receipt by the Optionor thereof, all notices, documentation and other materials with respect to the Property received from any governmental agencies or third parties;

(c)	maintain its corporate existence and good standing under applicable corporate laws;

(d)	so long as Garuda is not in default hereunder, not take any action which would adversely affect the rights of Garuda hereunder;

20.	Garuda covenants with the Optionor that, during the Option Period, it shall:

	(a)	not take any action whereby the Property will become subject to:

		(i)	any lien, charge or encumbrance (other than pursuant to this Agreement);

		(ii)	any action, suit, proceeding or claim by any person or party (other than the Optionor); or

		(iii)	any environmental damage.

		(iv)	operate in compliance with all regulations and laws of the Northwest Territories and Nunavut Territory.

	(b)	deliver to the Optionor, upon receipt by Garuda thereof, all notices, documentation and other materials with respect to the Property received from any governmental agencies or third parties;

	(c)	maintain its corporate existence and good standing under applicable corporate laws;

	(d)	so long as the Optionor is not in default hereunder, not take any action which would adversely affect the rights of the Optionor hereunder; and

(e)

use its commercially reasonable efforts to ensure that its regulatory filings with the Securities and Exchange Commission are kept current and to ensure that all shares issued to the Optionor shall be issued as fully paid and non-assessable shares in the capital of Garuda, free and clear of all encumbrances except with regard to any applicable resale restrictions under the Securities Act (British Columbia).

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

21.

All representations, warranties and covenants granted or assented to in this Agreement, shall survive the completion of the transactions contemplated herein and each such representation, warranty, and covenant is a condition of this Agreement, any or all of which conditions may be waived in whole or in part by the party for whose benefit the representation is made. The representations and warranties of the parties contained in this Agreement shall not be discharged, dissolved or terminated by the exercise of the Option.

INDEMNITIES

22.

(a) Neither the Optionor nor its affiliated companies and their shareholders, principals, Board members, representatives, agents, employees and lawyers shall have any responsibility whatsoever for or derived from the actions, omissions, operation and in general the management of Garuda or any of its affiliated companies nor in the Property.

	(b)	Garuda hereby releases the Optionor and its affiliated companies and their shareholders,

principals, Board members, representatives, agents, employees and lawyers for whatever act or omission of Garuda or its affiliated companies and their shareholders, principals, Board members, representatives, agents, employees and lawyers thereto. Garuda binds itself to indemnify and hold the Optionor and its affiliated companies and their shareholders, principals, Board members, representatives, agents, employees and lawyers harmless from and against any claim or proceeding of any nature against them derived from the actions, omissions or transactions that Garuda or its affiliated companies and their shareholders, principals, Board members, representatives, agents, employees and lawyers are part of.

(c)

Neither Garuda nor its affiliated companies and their shareholders, principals, Board members, representatives, agents, employees and lawyers shall have any responsibility whatsoever for or derived from the actions, omissions, operation and in general the management of the Optionor or any of its affiliated companies nor in the Property.

(d)

The Optionor hereby releases Garuda and its affiliated companies and their shareholders, principals, Board members, representatives, agents, employees and lawyers for whatever act or omission of the Optionor or its affiliated companies and their shareholders, principals, Board members, representatives, agents, employees and lawyers thereto. The Optionor binds itself to indemnify and hold Garuda and its affiliated companies and their shareholders, principals, Board members, representatives, agents, employees and lawyers harmless from and against any claim or proceeding of any nature against them derived from the actions, omissions or transactions that the Optionor or its affiliated companies and their shareholders, principals, Board members, representatives, agents, employees and lawyers are part of.

ASSIGNMENT OF INTEREST

23.

The Optionor may assign its interest in the Property and this Agreement without the consent of Garuda, which assignment may occur, without limitation, by way of a statutory arrangement, dividend-in-kind, return of capital transaction, merger or such other reorganizational transaction in which the Optionor's interest in the Property and this Agreement may be transferred to another entity.

25.

Garuda may at any time sell, transfer or otherwise dispose of all or any portion of its interest to the property, this letter of intent and the Formal Agreement, except that its obligations hereunder shall continue unless released in writing by the Optionor.

26.	Any purchaser, assignee or transferee of the interest’s of Garuda must first deliver to the other party to this Agreement, its agreement binding itself to this agreement and containing:

(a)

a covenant by such transferee to perform all of the obligations of the transferring party to be performed under this letter of intent and the said letter of intent in respect of the interest to be acquired by it from the transferring party; and

	(b)	a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this letter of intent or any portion thereof to the restrictions contained in this Section;

FORCE MAJEURE

27.	Except for the obligation to make payments when due hereunder, the obligations of a party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the party to grant); acts of God; laws, instructions or requests of any government or governmental entity; judgments or orders of any court;; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing provided that Garuda has used reasonable efforts to comply with the terms of this Agreement. The affected party shall promptly give notice to the other party of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected party shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both parties to advance funds pursuant to this Agreement shall be reduced to levels consistent with the current operations.

JURISDICTION

28	The Participants attorn the jurisdiction of British Columbia regarding any dispute, controversy or claim arising out of or relating to this Agreement.

CURRENCY

29.	Unless otherwise provided, all sums of money to be paid or calculated pursuant to this Agreement will be calculated and paid in Canadian currency.

NOTICE

30.	All notices, demands and requests required or permitted to be given under this Agreement shall be in writing and may be delivered personally, sent by electronic mail or by facsimile or may be forwarded by first class prepaid registered mail. Any notice delivered personally or sent by electronic mail or by facsimile shall be deemed to have been given and received on the same business day as sent, subject, in the case of notice given by facsimile, to written acknowledgment of receipt from the original recipient. Any notice mailed as aforesaid shall be deemed to have been given and received on the seventh calendar day following the date it is posted. Notices shall be addressed as follows:

	(a)	if to Garuda:

#502 – 1978 Vine Street
Vancouver, British Columbia V6K 4S1

Facsimile No.: *******

Attention: C. Robin Relph, President

if to the Optionor:

3465 Commercial Street,
Vancouver, British Columbia, V5N 4E8

Facsimile No.: (604) 871-9926

Attention: W. Gennen McDowall, President

or to such other address or addresses as either party may, from time to time, specify by notice to the other; provided, however, that if there shall be a mail strike, slowdown or other labour dispute, which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

ENTIRE AGREEMENT

31.	This Agreement supersedes and invalidates all other commitments, representations and warranties, including without limitation a certain letter agreement among the parties dated June 26, 2006 relating to the subject matter hereof which may have been made by the parties hereto either orally or in writing prior to the date hereof, and all of which shall become null and void from the date this Agreement is signed. The recitals and schedules are incorporated by reference into and form a part of this Agreement.

FURTHER ASSURANCES

32.	Each of the parties hereto shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.

HEADINGS

33.	The subject headings herein are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

WAIVER

34.	No party will be deemed to have waived the exercise of any right that it holds under this Agreement unless such waiver is made in writing. No waiver made with respect to any instance involving the exercise of any such right will be deemed to be a waiver with respect to any other instance involving the exercise of the right or with respect to any other such right.

REMEDIES

35.	Failure by either party to exercise any of its rights, powers or remedies hereunder or its delay to do so shall not constitute a waiver of those rights, powers or remedies. The single or partial exercise of a right, power or remedy shall not prevent its subsequent exercise or the exercise of any other right, power or remedy.

AMENDMENTS

36.	If at any time during the continuance of this Agreement the parties shall deem it necessary or expedient to make any alteration or addition to this Agreement they may do so by means of a written agreement between them which shall be supplemental and form part of this Agreement.

COUNTERPARTS

37.	This Agreement may be executed in any number of counterparts and each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument. Any facsimile signature shall be taken as an original.

GOVERNING LAW

38.	This Agreement will be governed by and be construed in accordance with the laws of British Columbia and the laws of Canada applicable therein.

TIME

39.	Time is of the essence hereof.

SEVERABILITY

40.	If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision and everything else in this \Agreement shall continue in full force and effect.

TERMS REGARDING SHARES

41.	The Shares and any interest in the Shares granted by this agreement shall hereinafter be referred to as the Securities. Optionor acknowledges and understands that the Securities have not been registered under the US Securities Act or any other securities laws, are not qualified for resale in the US until registered under the US Securities Act or an exemption from such registration is available.

42.	Optionor acknowledges that Garuda Capital Corp. shall refuse to register any transfer of the Securities not made in accordance with the provisions of Regulation S of the US Securities Act pursuant to registration under the US Securities Act, or pursuant to an available exemption from registration.

43.	Optionor also acknowledges and understands that the certificates representing the Shares will be stamped with the following legend (or substantially equivalent language) restricting transfer in the following manner:

“The transfer of the securities represented by this certificate is prohibited except in accordance with the provisions of Regulation S promulgated under the United States Securities Act of 1933, as amended (the “Act”), pursuant to registration under the Act or pursuant to an available exemption from registration. In addition, hedging transactions involving such securities may not be conducted unless in compliance with the Act.”

Optionor hereby consents to Garuda making a notation on its records or giving instructions to any transfer agent of the Securities in order to implement the restrictions on transfer described in this Agreement.

44.	Optionor certifies that:
(a) Optionor is not a US person and is not acquiring the Securities for the account or benefit of any US person; or

(b) Optionor is a US person who purchased the Securities in a transaction that did not require registration under the US Securities Act.

45.	Optionor agrees not to engage in hedging transactions with regard to the Securities unless in compliance with the US Securities Act.

45.	Optionor further acknowledges that:
(a)

the Securities will be subject to a number of resale restrictions in Canada including a restriction on trading. Until the restriction on trading expires, Optionor will not be able to trade the Securities unless Optionor complies with an exemption from the prospectus and registration requirements under securities legislation; and

	(b)	at present, Garuda Capital Corp. is not a reporting issuer in any jurisdiction in Canada.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Xemplar Energy Corp.

_______________________
Authorized Signatory
Name:

Garuda Ventures Canada Inc.

_______________________
Authorized Signatory
Name:

Garuda Capital Corp.

_______________________
Authorized Signatory
Name:

SCHEDULE "A"

NET SMELTER RETURN

1. For the purposes of this Schedule A and of calculating the amount of royalty payable hereunder:

     (a) "net smelter return" - means the amount of money actually received from the sale of the ores mined from the Property or from the sale of the concentrates or other products derived therefrom, less all taxes, costs or expenses incurred with respect to freight, trucking or handling of ores, concentrates or other products ex headframe in the case of ores and ex mill or other treatment facility in the case of concentrates or other products;

     (b) "Operator" - means the party responsible for the carrying on of the operations relating to the Property;

     (c) "Owner" - means the person or persons that own an interest in The Claims as at the relevant time including, without limitation, the Operator if the Operator has such an interest;

     (d) "Property" - means The Claims as defined in the annexed agreement;

     (e) "Recipient" - means the party or parties that are from time to time entitled to be paid the royalty hereunder;

     (f) "year" - means the calendar year and a reference to a subdivision of a year means a reference to the relevant subdivision of a calendar year;

     (g) those terms defined in the agreement of which this Schedule B is part shall have the same meanings as so defined (save as otherwise provided in this Schedule B).

2. All calculations and computations relating to the royalty shall be carried out in accordance with generally accepted accounting principles and good mining practice.

3. Subject to the provisions hereof, the amount of royalty payable to the Recipient hereunder shall be calculated by the operator as at the end of each quarter and shall be payable to the Recipient on or before the 15th day of the next following quarter; provided, however, that the Operator shall deduct from royalty otherwise payable the amount of any advance royalty paid pursuant to the annexed agreement until such time as the aggregate amount of the advance royalty so paid has been so deducted.

4. With each payment of royalty, the Operator shall deliver to the Recipient a statement indicating the nature of the payment being made, if any, the manner in which it was determined and, as at the date of such calculation, the aggregate amount of advance royalty (if any) paid and not deducted hereunder. If no royalty is payable in any quarter, the Operator shall deliver a statement accordingly. Within 90 days after the end of each year in which royalty is payable, or save for deduction of advance royalty previously paid would be payable, the Operator shall deliver to the Recipient a certificate confirming the determination of the amount of royalty paid or otherwise payable during the said year.

5. The Operator shall keep separate accounts relating to its operations hereunder and, upon the prior written request of the Recipient, duly authorized representatives of the Recipient may have access to such accounts for the purpose of confirming any information contained in a statement delivered to the Recipient pursuant to the provisions of paragraph 4 hereof; provided, always, that such access shall not interfere with the affairs of the Operator. The Recipient shall have the right to make copies of or take extracts from such accounts (but only for his own use).

6. (a) For the purpose of calculating the amount of royalty payable to the Recipient hereunder only, if any ore or product derived from ore mined from the property is retained by the Operator or Owner or sold to a company associated with the Operator or Owner, and if the sale price of such product is not negotiated on an arm's length basis, the Operator shall, for the purposes of calculating net smelter return available to pay the royalty hereunder only and notwithstanding the actual amount of such sale price, add to any moneys actually received with respect to such sale an amount which the Operator considers sufficient to make the same represent a reasonable sale price for such product as if negotiated at arm's length.

     (b) The Operator shall by notice inform the Recipient of the quantum of such reasonable sale price and, if the Recipient does not object thereto within 45 days after receipt of such notice, said quantum shall be final and binding for the purposes of this paragraph 6.

     (c) If the Recipient objects to such quantum by notice delivered to the Operator within the said 45 days, then the quantum of such reasonable sale price shall be decided by arbitration as follows: the Recipient shall nominee one arbitrator and shall notify the Operator of such nomination and the Operator shall, within 45 days after receiving such notice, nominate an arbitrator and the two arbitrators shall select an umpire to act jointly with them. If the said arbitrators shall be unable to agree in the selection of such umpire, the umpire shall be a person designated by the President or any Vice-President of the Canadian Institute of Mining and Metallurgy, provided that such person is not an employee of the Owner or any company affiliated with the Owner. The umpire shall fix the time and place for the purpose of hearing such evidence and representations as either or the parties hereto may present and, subject to the provisions hereof, the decision of the arbitrators and umpire, or any two of them, in writing shall be binding upon the parties hereto. The said arbitrators and umpire shall, after hearing any evidence and representations that the parties may submit, make their award, reduce the same to writing and deliver one copy thereof to each of the parties hereto. The majority of the umpire and arbitrators may determine any matters of procedure for the arbitration not specified herein. If the Operator fails within the said 45 days to nominate an arbitrator, then the arbitrator nominated by the Recipient may proceed alone to determine the dispute in such manner and at such time as he shall think fit and his decision shall, subject to the provisions hereof, be binding upon the parties hereto.

(d) The expense of the arbitration shall be paid by the Recipient if the decision reached hereunder does not increase such quantum by more than 1% of the quantum set forth in the notice hereinbefore referred to and otherwise by the Operator. Insofar as they do not conflict with the provisions hereof, the Rules for the Conduct of Arbitrations of the Arbitrators Institute of Canada Inc., as amended or replaced from time to time, shall be applicable. Appeal from the decision of the arbitrators shall be in accordance with the provisions of the said Rules.

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SCHEDULE "B"

PROPERTY DESCRIPTION

The Property is located approximately 312 miles NNW of Yellowknife and 90 miles SW of Kugluktuk (Coppermine, straddling the Northwest Territories / Nunavut Territory border. The property is approximately 312 miles NNW of Yellowknife and 90 miles SW of Kugluktuk (Coppermine).

Mineral Claim	Tag #	Acreage
RAH 1	F53535	206.6
RAH 2	F53536	206.6
WET	F53534	206.6
COR 1	F92341	1033
COR 2	F92342	2582.5
COR 3	F92343	1291.25
COR 4	F92344	1394.55
COR 5	F92345	2479.2
COR 6	F92346	2582.5
COR 7	F92355	2582.5
COR 8	F92348	2582.5
COR 9	F92356	1549.5
COR 10	F92350	2582.5
COR 11	F92351	1549.5
COR 12	F92352	1549.5
COR 13	F92353	2582.5
COR 14	F92354	1084.65
COR 15	F92328	2582.5
TOTAL		30628.45

SCHEDULE "C"

PROPERTY MAP

Project Area Location Map

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